Exhibit 99.1

OmniAb Reports Second Quarter 2025 Financial Results and Business Highlights
Conference Call with Slides Begins at 4:30 p.m. Eastern Time Today

EMERYVILLE, Calif. (August 6, 2025) – OmniAb, Inc. (NASDAQ: OABI) today reported financial results for the three and six months ended June 30, 2025, and provided operating and partner program updates.

“Our business is performing very well as we continued our momentum in partner additions in the second quarter, reaching 100 active partners. This is a testament to the strength of our innovative technology platform and to our team’s execution, and puts us on pace for one of our strongest years ever in partner adds. Additionally, a recent further streamlining of our operations enhances the scalability and long-term value of our business,” said Matt Foehr, Chief Executive Officer of OmniAb. “Our recent launch of the xPloration® Partner Access Program demonstrates our commitment to innovation, customer service and value creation. We are excited about this new offering for our partners and for its potential to expand and diversify our revenue streams.”

Second Quarter 2025 Financial Results

Revenue for the second quarter of 2025 was $3.9 million, compared with $7.6 million for the same period in 2024. License and milestone revenue decreased primarily due to a $1.8 million decline in milestone revenue. Service revenue declined primarily due to the discontinuation of a small-molecule ion channel program and the related acceleration of non-cash revenue in the prior year period. These decreases were offset by $0.6 million in xPloration revenue as a result of the sale of an instrument and related consumables.

Cost of xPloration revenue was $0.3 million for the second quarter of 2025 and consists of direct costs associated with the sale of the xPloration instrument and associated consumables. Research and development expense was $10.9 million for the second quarter of 2025, compared with $13.9 million for the same period in 2024, with the decrease primarily due to lower share-based compensation expense and reduced headcount, and lower external expenses associated with the small-molecule ion channel programs. General and administrative expense was $7.7 million for the second quarter of 2025, compared with $8.0 million for the same period in 2024, with the decrease primarily due to lower legal fees and share-based compensation expense. Other operating income, net was $1.9 million, which included a gain of $3.0 million from the sale of a small molecule program to Angelini Pharma partially offset by a $1.0 million contingent liability adjustment associated with that program. Other operating income, net for the prior-year period was $2.5 million, which included a $2.6 million reduction in contingent liabilities attributed to changes in partner small molecule ion channel programs.

Net loss for the second quarter of 2025 was $15.9 million, or $0.15 per share, compared with a net loss of $13.6 million, or $0.13 per share, for the same period in 2024.

Cash use in the second quarter of 2025 was $2.0 million.

Year-to-Date Financial Results

Revenue for the first half of 2025 was $8.1 million, compared with $11.4 million for the same period in 2024. License and milestone revenue decreased primarily due to a $0.8 million decline in milestone revenue, partially offset by a $0.2 million increase in license revenue. Service revenue declined primarily due to the discontinuation of a small-molecule ion channel program and the related acceleration of non-cash revenue in the prior year period. These decreases were offset by $0.7 million in xPloration revenue as a result of the sale of an instrument and related consumables.

Cost of xPloration revenue was $0.3 million for the first half of 2025 and consists of direct costs associated with the sale of the xPloration instrument and associated consumables. Research and development expense was $23.5 million for the first half of 2025, compared with $28.5 million for the same period in 2024, primarily due to lower share-based compensation expense and reduced headcount, and lower external expenses associated with the small-molecule ion channel programs and screening technology development. General and administrative expense was $15.6 million for the first half of 2025, compared with $16.3 million for the same period in 2024 with the decrease primarily due to lower legal fees and share-based compensation expense. Other operating income, net for the first half of 2025 reflected a gain of $3.0 million from the sale of a small molecule program to Angelini Pharma, partially offset by a $1.0 million contingent liability adjustment associated with that program, whereas the prior-year period included a $2.6 million reduction in contingent liabilities attributed to changes in partner small molecule ion channel programs.

Net loss for the first half of 2025 was $34.1 million, or $0.32 per share, compared with a net loss of $32.6 million, or $0.32 per share, for the same period in 2024.

As of June 30, 2025, OmniAb had cash, cash equivalents and short-term investments of $41.6 million.

2025 Financial Guidance

OmniAb affirms guidance for 2025 revenue to be in the range of $20 million to $25 million, and for costs and operating expense to be in the range of $85 million to $90 million. In addition, OmniAb continues to expect 2025 cash use to be lower than cash use in 2024. Cash use in 2024 was $38.9 million, excluding the 2024 ATM issuance. The 2025 full year effective tax rate is expected to be approximately 0%.

Second Quarter 2025 and Recent Business Highlights

During the second quarter of 2025, OmniAb entered into six new license agreements, including with Veraxa Biotech, AG, Duke-NUS, University of Strathclyde, University of Maryland, AB-Ray Bio and an undisclosed global clinical research organization, and one asset-based sale. The asset-based sale was with Angelini Pharma for the small molecule Kv7.2 program. OmniAb received an upfront payment of $3 million and is entitled to receive potential milestones of over $170 million and royalties.

As of June 30, 2025, the Company had 100 active partners and 381 active programs, including 32 OmniAb-derived programs in clinical development or being commercialized.

Business and partner highlights from the second quarter of 2025 and recent weeks included the following:

xPloration®

•In May, OmniAb launched the xPloration Partner Access Program. xPloration is a high-throughput single B-cell screening instrument that leverages machine learning and artificial intelligence to address challenges in primary B-cell screening with traditional methods. xPloration’s competitive edge includes unmatched screening throughput, superior hit recovery, exceptional ease-of-use and reliability.
•OmniAb highlighted case studies utilizing xPloration in a presentation titled “xPloration: Simplifying Deep Antibody Mining for Maximum Impact” at the 21st Annual PEGS Boston Conference and Expo, where xPloration was awarded 2025 Best of Show. The presentation illustrated the platform’s capabilities across various assay formats, including multiplex cell surface binding and cross-blocking assays.

IMVT-1402

•In May, Immunovant started recruitment of a randomized, placebo-controlled, double-blind Phase 3 study to assess the efficacy and safety of IMVT-1402 in patients with mild-to-severe generalized myasthenia gravis.
•Immunovant is also enrolling patients in potentially registrational trials of IMVT-1402 in chronic inflammatory demyelinating polyneuropathy, Graves’ disease, difficult-to-treat rheumatoid arthritis and Sjogren’s disease. Additionally, a proof-of-concept study has been initiated in a sixth indication, cutaneous lupus erythematosus.

TEV-53408

•Teva Pharmaceutical announced that the U.S. Food and Drug Administration (FDA) granted Fast Track designation for investigational TEV-53408, an anti-IL15 antibody, for the treatment of people with celiac disease on a gluten-free diet. TEV-53408 is currently being evaluated in Phase 2a and Phase 1 clinical trials to assess the efficacy and safety in adults with celiac disease and vitiligo, respectively.

TEV-56278

•Teva Pharmaceutical and Shanghai Fosun Pharmaceutical announced that the companies, through their respective subsidiaries, entered into a strategic partnership for the development of investigational TEV-56278, an anti-PD1-IL2 ATTENUKINE therapy. Teva's proprietary ATTENUKINE technology provides a new mechanism of action, potentially offering high efficacy and low toxicity in a broad array of oncology indications

JNJ-5322

•At the American Society of Clinical Oncology (ASCO) Annual Meeting, Johnson & Johnson presented initial Phase 1 results of JNJ-5322, a next-generation trispecific T-cell redirecting antibody targeting BCMA x GPRC5D x CD3, in patients with relapsed or refractory multiple myeloma. JNJ-5322 demonstrated a 100% overall response rate (ORR) at the recommended Phase 2 dose of 100 mg in anti-BCMA/-GPRC5D naïve patients, with convenient dosing every four weeks. Initial data with JNJ-5322 suggest a paradigm shift, offering ORRs similar to CAR-Ts but as an off-the-shelf therapy intended for outpatient dosing.

M9140

•At the ASCO Annual Meeting, Merck KGaA presented data on M9140, a novel antibody-drug conjugate with topoisomerase 1 inhibitor payload targeting tumors that express carcinoembryonic antigen-related cell adhesion molecule 5 (CEACAM5). In the Phase 1 PROCEADE-CRC-01 study, M9140 showed a predictable, manageable safety profile and promising early clinical activity in heavily pretreated metastatic colorectal cancer (mCRC) patients. The ORR of 31% (17.2% confirmed) and median progression free survival (mPFS) of 6.9 months at 2.8 mg/kg every three weeks compares favorably with current monotherapy standard of care (ORRs 1-2%, mPFS 1.9-3.7 months) and recent Phase 3 data with trifluridine–tipiracil + bevacizumab (ORR 6.1%, mPFS 5.6 months) in 3L+ mCRC. These results suggest 2.8 mg/kg as the recommended Phase 2 dose for further development in colorectal cancer, and other solid tumors.
•Merck KGaA also presented the PROCEADE PanTumor Phase 1b/2 clinical trial study design at the American Association for Cancer Research Annual Meeting (AACR). This study will assess the antitumor activity, tolerability, safety and pharmacokinetics of M9140 either as monotherapy or in combination with other anticancer agents in patients with advanced/metastatic gastric cancer, non-small cell lung cancer (NSCLC) and pancreatic adenocarcinoma.

Sugemalimab

•CStone Pharmaceuticals announced the publication of long-term survival data from its Phase 3 GEMSTONE-302 trial in The Lancet Oncology. This study evaluates sugemalimab combined with platinum-based chemotherapy as a first-line treatment for both squamous and non-squamous, non-oncogene-addicted metastatic NSCLC. This marks the trial’s third publication in a top-tier journal, following earlier publications of final progression-free survival results in The Lancet Oncology (2022) and interim overall survival results in Nature Cancer (2023).
•CStone Pharmaceuticals also announced an exclusive partnership with Istituto Gentili, a European biopharmaceutical company with a century-long heritage in oncology, to commercialize sugemalimab across Western Europe and the UK. Under the agreement, Gentili received exclusive commercialization rights for sugemalimab in 23 European countries, as well as the UK and other geographies.

BC3195

•At the ASCO Annual Meeting, BioCity presented data on BC3195, a first-in-human antibody-drug conjugate targeting CDH3. BC3195 demonstrated a manageable safety profile and favorable pharmacokinetics, with impressive preliminary antitumor activity in heavily pretreated NSCLC patients – most of whom had EGFR mutations – achieving an ORR of 50%. Dose optimization and expansion are ongoing.

Conference Call and Webcast

OmniAb management will host a conference call with accompanying slides today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (800) 549 8228 using the conference ID 93102. Slides, as well as the live and replay webcast, are available at https://investors.omniab.com/investors/events-and-presentations/default.aspx.
About OmniAb®

OmniAb licenses cutting edge discovery research technology to pharmaceutical and biotech companies and academic institutions to enable the discovery of next-generation therapeutics. Our technology platform creates and screens diverse antibody repertoires and is designed to quickly identify optimal antibodies and other target-binding proteins for our partners’ drug development efforts. At the heart of the OmniAb platform is what we call Biological Intelligence™, which powers the immune systems of our proprietary, engineered transgenic animals to create optimized antibody candidates for human therapeutics. We believe the OmniAb animals comprise the most diverse host systems available in the industry. Our suite of technologies and methods, including computational antigen design and immunization methods, paired with high-throughput single B-cell phenotypic screening and mining of next-generation sequencing datasets with custom algorithms, is used to identify fully-human antibodies with exceptional performance and developability characteristics. We provide our partners both integrated end-to-end capabilities and highly customizable offerings, which address critical industry challenges and provide optimized discovery solutions. Our business model aligns scientific and economic interests of our partners through structured agreements that generally include upfront/access fees, service revenue, milestones and royalties on commercial sales.

For more information, please visit www.omniab.com.

Forward-Looking Statements

OmniAb cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. Words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or continue” and similar expressions, are intended to identify forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: statements regarding our competitive advantage and the growth prospects of our business; the scalability and long-term value of our business; the expected performance of our technologies and the opportunities and earnings and cash flow accretion they may create, including the xPloration Partner Access Program; the ability to add new partners and programs; scientific presentations and clinical and regulatory events of our partners and the timing thereof; and our 2025 financial guidance. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our future success is dependent on acceptance of our technology platform and technologies by new and existing partners, as well as on the eventual development, approval and commercialization of products developed by our partners for which we have no control over the development plan, regulatory strategy or commercialization efforts; biopharmaceutical development is inherently uncertain; risks arising from changes in technology; the competitive environment in the life sciences and biotechnology platform market; risks associated with quality and timing in manufacturing our xPloration instruments and related consumables and our reliance on a limited number of third-party manufacturers and suppliers; our failure to maintain, protect and defend our intellectual property rights; difficulties with performance of third parties we will rely on for our business; government healthcare reform, legislative measures and regulatory developments in the United States and foreign countries; unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price; we may use our capital resources sooner than we expect; and other risks described in our prior press releases and filings with the SEC, including under the heading “Risk Factors” in our annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Partner Information

The information in this press release regarding partnered products and programs comes from information publicly released by our partners.

Contacts:
OmniAb, Inc.
investors@OmniAb.com
X @OmniAbTech

Alliance Advisors IR
Yvonne Briggs
ybriggs@allianceadvisors.com
(310) 691-7100
[Tables Follow]

OMNIAB, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,281	$27,598
Short-term investments	23,334	31,836
Accounts receivable, net	2,706	5,272
Prepaid expenses and other current assets	3,297	3,432
Total current assets	47,618	68,138
Intangible assets, net	131,605	138,060
Goodwill	83,979	83,979
Property and equipment, net	14,064	15,492
Operating lease right-of-use assets	16,682	17,789
Restricted cash	560	560
Other long-term assets	1,166	1,540
Total assets	$295,674	$325,558
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,977	$2,297
Accrued expenses and other current liabilities	4,711	6,141
Current contingent liabilities	1,123	531
Current deferred revenue	983	2,337
Current operating lease liabilities	3,844	3,782
Total current liabilities	12,638	15,088
Long-term contingent liabilities	586	953
Deferred income taxes, net	2,327	2,314
Long-term operating lease liabilities	17,939	19,382
Long-term deferred revenue	42	117
Other long-term liabilities	78	86
Total liabilities	33,610	37,940
Stockholders' equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized at June 30, 2025 and December 31, 2024; no shares issued and outstanding at June 30, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized at June 30, 2025 and December 31, 2024; 122,701,294 and 121,599,488 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	12	12
Additional paid-in capital	397,529	388,979
Accumulated other comprehensive income (loss)	(2)	27
Accumulated deficit	(135,475)	(101,400)
Total stockholders’ equity	262,064	287,618
Total liabilities and stockholders’ equity	$295,674	$325,558

OMNIAB, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue:
License and milestone revenue	$1,242	$3,125	$3,263	$3,841
Service revenue	1,936	4,171	3,839	6,937
xPloration revenue	608	—	650	—
Royalty revenue	111	318	299	637
Total revenue	3,897	7,614	8,051	11,415
Costs and operating expenses:
Cost of xPloration revenue	262	—	265	—
Research and development	10,864	13,935	23,466	28,486
General and administrative	7,684	7,965	15,599	16,302
Amortization of intangibles	3,228	4,543	6,456	7,955
Other operating income, net	(1,922)	(2,524)	(2,672)	(2,470)
Total costs and operating expenses	20,116	23,919	43,114	50,273
Loss from operations	(16,219)	(16,305)	(35,063)	(38,858)
Other income (expense), net:
Interest income	436	785	973	1,760
Other income (expense), net	27	(9)	28	(9)
Total other income (expense), net	463	776	1,001	1,751
Loss before income taxes	(15,756)	(15,529)	(34,062)	(37,107)
Income tax benefit (expense)	(119)	1,898	(13)	4,515
Net loss	$(15,875)	$(13,631)	$(34,075)	$(32,592)

Net loss per share, basic and diluted	$(0.15)	$(0.13)	$(0.32)	$(0.32)

Weighted-average shares outstanding, basic and diluted	106,148	101,456	105,886	101,106